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EXHIBIT 8.1

 FORM OF OPINION OF MILLER & MARTIN LLP AS TO CERTAIN
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

[Miller & Martin LLP Letterhead]
                        , 2003

Main Street Banks, Inc. Attention: Board of Directors 676 Chastain Road Kennesaw, Georgia 30144	First Colony Bancshares, Inc. Attention: Board of Directors 300 South Main Street Alpharetta, Georgia 30004
  Re:
  Tax Opinion for the Merger Transaction Involving Main Street Banks, Inc. and First Colony Bancshares, Inc.

Ladies and Gentlemen:

        We have been requested to render this opinion concerning certain matters of U.S. federal income tax law in connection with the proposed merger (the "Merger") involving Main Street Banks, Inc., a corporation organized and existing under the laws of the State of Georgia ("MSBI"), and First Colony Bancshares, Inc., a corporation organized and existing under the laws of the State of Georgia ("FCBI").

        The Merger is structured as a statutory merger of FCBI with and into MSBI, with MSBI surviving the merger, all pursuant to the applicable corporate laws of the State of Georgia in accordance with the Agreement and Plan of Merger by and between MSBI and FCBI made and entered into effective as of December 11, 2002, and exhibits thereto (collectively, the "Merger Agreement"). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        I.    Applicable Legal Authority

        For the exchange of shares associated with the merger of two separate corporations to be tax-free under the Code, the merger must qualify as a "reorganization" under Section 368(a)(1) of the Code. The simplest and most straightforward tax-free reorganization is the so-called "A" reorganization under Section 368(a)(1)(A) of the Code. An A reorganization is a "statutory merger or consolidation" in which one corporation is merged into a second corporation with the second corporation surviving and succeeding by operation of law to all of the assets and liabilities of the disappearing corporation.

        In addition to qualifying under applicable state statutes, an A reorganization must meet three additional requirements to be considered a reorganization under the Code: (1) the merger must have a business purpose, (2) the shareholders of the merged entity must retain a sufficient continuity of interest in the surviving entity, and (3) the surviving entity must maintain continuity of the business enterprise of the disappearing entity. If the merger fails to satisfy any of these requirements, it is not entitled to tax-free treatment, and the shareholders of the merged entity will be taxable to the full extent of the consideration received pursuant to the merger. It should also be noted that, even if the merger qualifies as an A reorganization, the shareholders will be taxed on any gain to the extent cash or other property other than shares of the surviving corporation is received pursuant to the merger.

        The continuity of shareholder interest analysis is designed to ensure that the shareholders of the disappearing corporation in the aggregate maintain a sufficient interest in the surviving corporation to entitle the acquisition to be treated as a change in the form, but not the substance, of the shareholders' investment. The United States Supreme Court has found continuity to exist when, on an aggregate basis, the selling shareholders received 38% of their consideration in the acquisition in stock of the surviving corporation. See John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); see also Groman v. Commissioner, 302 U.S. 82 (1937) (continuity presumed to exist with 41% consideration in stock).

Other courts have found continuity in certain circumstances involving lower percentages. See Miller v. Commissioner, 84 F.2d 415 (6th Cir. 1936) (25% continuity deemed sufficient). The Internal Revenue Service (the "Service") has required a slightly higher threshold for purposes of issuing rulings approving tax-free reorganizations. The Service requires the existing shareholders of the disappearing entity to receive at least 50 percent of their consideration, in the aggregate, in the form of stock of the surviving entity. Rev. Proc. 77-37, § 3.02, 1977-2 C.B. 568.

        In applying this test, several factors should be noted. The value of the consideration received is based upon the fair market value of the consideration as of the effective date of the reorganization. Id. Subsequent increases or decreases in the value of the consideration due to market fluctuations do not alter the continuity calculation. In addition, the continuity test is applied on an aggregate basis not on a shareholder by shareholder basis. Id. Accordingly, any particular shareholder need not maintain any particular interest as long as the selling shareholders as a group maintain the sufficient minimum interest. Moreover, it is important to note that the continuity is measured as a percentage of the consideration received in the transaction, not the resulting percentage of ownership in the ongoing entity. Accordingly, the selling shareholders may have a very small interest in the resulting entity (for example, if the resulting entity is a public company), but as long as the consideration received by them meets the requisite threshold as a percentage of the disappearing entity, continuity of interest exists.

        II.    Facts and Assumptions

        We have acted as legal counsel to MSBI in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

          (1)  The Merger Agreement;

          (2)  The letter of representation from MSBI dated                        , 2003, signed by an authorized officer of MSBI and delivered to us from MSBI and incorporated herein by reference; and

          (3)  The letter of representation from FCBI dated                        , 2003, signed by an authorized officer of FCBI and delivered to us from FCBI and incorporated herein by reference.

        In addition, we have reviewed such other instruments and documents related to the formation, organization and operation of MSBI and FCBI or the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

          (1)  Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

          (2)  All participants in the Merger possess adequate legal capacity;

          (3)  Any representation or statement referred to above made "to the knowledge of" or "to the belief of" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Date;

          (4)  The Merger will be consummated pursuant to the Merger Agreement and will be effective under the laws of the State of Georgia;

          (5)  The parties to the Merger have a business purpose in consummating the Merger other than mere tax avoidance;

          (6)  At the closing of the Merger, the aggregate fair market value of the MSBI common stock issued or to be issued to FCBI shareholders pursuant to the Merger will represent at least 45 percent of the aggregate fair market value of the total consideration received or to be received by the FCBI shareholders pursuant to the Merger;

          (7)  MSBI has no plan or intention directly or indirectly (through one or more related parties) to reacquire any of its common stock issued in the Merger. For these purposes, "Related Parties" include corporations that are members of the same affiliated group as defined in Section 1504 of the Code (determined without regard to Section 1504(b) of the Code), or two corporations if the first corporation purchases the stock of the second corporation in a transaction which would be treated as a distribution in redemption of the stock of the first corporation under Section 304(a)(2) of the Code (determined without regard to Treas. Reg. Section 1.1502-80(b)). In addition, a corporation will be treated as related to another corporation if such relationship exists immediately before or immediately after the acquisition of the stock involved. Moreover, a corporation, other than MSBI or a person related to MSBI, will be treated as related to MSBI if the relationship is created in connection with the Merger.

          (8)  Following the Merger, MSBI will continue FCBI's historic business or use a significant portion of its historic business assets in a business;

          (9)  To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187;

          (10) At all relevant times prior to and including the Effective Date: (i) no outstanding indebtedness of MSBI or FCBI has represented or will represent equity for tax purposes; (ii) no outstanding equity of MSBI or FCBI has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire FCBI stock (or to share in the appreciation thereof) constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

          (11) Neither MSBI nor FCBI is, or will be at the time of the Merger, an investment company as defined in Section 368(a)(2)(F) of the Code; and

          (12)   MSBI and FCBI will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below and will comply with all reporting obligations set forth in the Code and the Treasury Regulations promulgated thereunder.

        III.  Opinion

        Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof):

          (i)    The Merger will constitute a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code;

          (ii)    The exchange pursuant to the Merger of FCBI Stock for MSBI Stock will not give rise to gain or loss for federal income tax purposes to the stockholders of FCBI with respect to such exchange (except to the extent of any cash received);

          (iii)    Neither FCBI nor MSBI will recognize gain or loss for federal income tax purposes as a consequence of the Merger, except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code; and

          (iv)    The assumption in the Merger of the Garland Option by MSBI pursuant to which MSBI agrees to issue shares of MSBI Stock in lieu of shares of FCBI Stock pursuant to such option will not give rise to gain or loss for federal income tax purposes to the holder of such option.

        Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Service and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

        Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding: (i) the amount, existence, or availability after the Merger, of any of the U.S. federal income tax attributes of MSBI or FCBI; (ii) any transaction in which MSBI Stock or FCBI Stock is acquired or disposed of other than pursuant to the Merger; (iii) the effects of the Merger and MSBI's assumption (if any) of outstanding options to acquire FCBI Stock on the holders of such options under any FCBI employee stock option or stock purchase plan, respectively; (iv) the effects of the Merger on any FCBI Stock acquired by the holder subject to the provision of Section 83(a) of the Code; (v) the effects of the Merger on any payment which is or may be subject to the provisions of Section 280G of the Code; (vi) the application of the collapsible corporation provisions of Section 341 of the Code to MSBI or FCBI as a result of the Merger; (vii) the application of the alternative minimum tax provisions contained in the Code; (viii) the effects of the Merger on any FCBI Stock acquired or held as part of a "straddle," "conversion transaction," "hedging transaction," or other risk reduction transaction; and (x) any special tax consequences applicable to insurance companies, securities dealers, financial institutions, tax-exempt organizations or foreign persons.

        No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusions regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

        You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise. Moreover, because the opinion contained herein represents a conclusion as to the likely outcome of the issue addressed if challenged and litigated, such opinion assumes that the taxpayer will undertake the effort and expense necessary to present fully the case in support of its position if challenged by the Service.

        This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 10.4 of the Merger Agreement. This opinion may not otherwise be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

        We hereby consent to the reference to us under the heading "The merger—Important federal income tax consequences of the merger" in the Proxy Statement-Prospectus pertaining to the Merger and to the filing of this opinion as an exhibit to the related Registration Statement on Form S-4 filed with the Securities and Exchange Commission. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      MILLER & MARTIN LLP

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  EXHIBIT 8.1